Exhibit 99.1

News Release

Koppers Inc.

436 Seventh Avenue

Pittsburgh, PA 15219-1800

412 227 2001

www.koppers.com

FOR IMMEDIATE RELEASE

For Information: Brian H. McCurrie, Vice President

Chief Financial Officer

412-227-2153

McCurrieBH@koppers.com

Koppers Inc. Reports Third Quarter 2003 Results

PITTSBURGH, November 11, 2003 – Sales for the nine months ended September 2003 were $590 million compared to $555.1 million for the same period in 2002. Increased sales were the result of increased activity in the U.S. Railroad market as well as higher sales in Europe and Australia which benefited from favorable currency exchange rates. Gross margin (before depreciation and amortization) increased to $94.5 million for the nine months ended September 2003 compared to $87.0 million for the same period in 2002. Earnings before interest and taxes (EBIT) and net income before the cumulative effect of an accounting change for Koppers Inc. (“Koppers”) for the nine months ended September 30, 2003 were $27.3 million and $2.6 million, respectively, compared to $41.4 million and $13.9 million for the same period in 2002. EBIT for the nine months ended September 30, 2003 and 2002 includes $25.3 million and $21.2 million, respectively, of depreciation and amortization expense. Results for 2003 included pre-tax charges of $3.6 million for severance and the closure of the company’s Logansport, Louisiana utility pole treating facility and were also negatively impacted by $7.5 million due to certain tax credits that were not available in 2003 as well as higher selling, general and administrative expenses. Effective March 2003, the company adopted the provisions of FAS 143 related to asset retirement obligations. This adoption resulted in the recognition of a cumulative effect charge, after tax, of $18.1 million.

Sales for the third quarter of 2003 were $202.5 million compared to $198.2 million in 2002. EBIT for the third quarter 2003 was $10.6 million compared to $17.0 million in 2002. Included in EBIT for the third quarter of 2003 and 2002 was $8.3 million and $7.2 million, respectively, of depreciation and amortization expense. Third quarter EBIT for 2003 includes pre-tax charges of $2.9 million for the closure of the Logansport, Louisiana facility and third quarter 2002 EBIT includes $2.5 million related to certain tax credits that were not available in 2003.

Commenting on year 2003, President and CEO Walter W. Turner said, “We continue to see strong results from our U.S. Railroad business as well as our Australian operations and were pleased to see that third quarter targeted EBIT was achieved. Our most significant challenge remains in the North American Carbon Materials & Chemicals business where the uncertain economy and our primary markets of steel, aluminum and chemicals remain depressed. We did see some improvement in the U. S. Carbon Materials & Chemicals business due to higher coke prices and carbon pitch volumes; however, we continue to look for ways to improve our cost structure domestically, as evidenced by the Logansport facility closure, while expanding our market positions internationally. Our focus remains on cash management and is driven by our strategy of providing our customers with the highest quality products and services while continuing to focus on safety, health and environmental issues.”

About Koppers

Koppers, with corporate headquarters and a research center in Pittsburgh, Pennsylvania, is a global integrated producer of carbon compounds and treated wood products. Including its joint ventures, Koppers operates 39 facilities in the United States, United Kingdom, Denmark, Australia, the Pacific Rim and South Africa. The company’s stock is shared by a large number of employee investors and by majority equity owner Saratoga Partners of New York, NY.

Koppers management will conduct a conference call on Tuesday, November 11, 2003, beginning at 3:30 p.m. (ET) and provide a more comprehensive review of the company’s performance. Investors and bond holders may access the live audio broadcast by dialing 877-809-9521, Conference ID #391 5690. Investors are requested to access the call at least 5 minutes before the scheduled start time in order to complete a brief registration. An audio replay will be available shortly after the conclusion of the live broadcast at 800-642-1687, Conference ID #391 5690 and will continue through December 11, 2003.

This news release contains forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the company does business; competitive pressures; the loss of one or more key customer or supplier relationships; customer insolvencies; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials; and other economic, business, competitive, regulatory and/or operational factors affecting the business of Koppers generally.

Attachments

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Koppers Inc. Results for Third Quarter 2003

(Unaudited)

($ Millions)	Quarters Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
Income statement data:
Net sales	$202.5	$198.2	$590.0	$555.1
Cost of sales	$169.5	$164.8	$495.5	$468.1

Gross Margin (before depreciation and amortization)	$33.0	$33.4	$94.5	$87.0
Operating expenses
Depreciation & amortization	$8.3	$7.2	$25.3	$21.2
Selling, general & administrative	$12.8	$11.7	$40.5	$32.0
Restructuring charges	$1.3	—	$1.3	—

Total operating expenses	$22.4	$18.9	$67.1	$53.2

Operating profit	$10.6	$14.5	$27.4	$33.8
Other income	—	$2.5	$(0.1)	$7.6

Earnings before interest & taxes (EBIT)	$10.6	$17.0	$27.3	$41.4
interest expense	$5.5	$5.7	$16.0	$17.4
Income before taxes and minority interest	$5.1	$11.3	$11.3	$24.0

Income tax provision	$4.6	$4.6	$7.5	$9.5
Minority interest	$0.5	$0.2	$1.2	$0.6

Income before cumulative effect of accounting change	—	$6.5	$2.6	$13.9
Asset retirement obligations, net of tax of $11.7	—	—	$(18.1)	—

Net Income (Loss)	—	$6.5	$(15.5)	$13.9

Koppers Inc.

Condensed Consolidated Balance Sheet

($ Millions)	September 30, 2003 (Unaudited)	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$13.2	$9.5
Accounts receivable less allowance for doubtful accounts of $1.1 in 2003 and $0.9 in 2002	$104.4	$95.9
Inventories:
Raw materials	$54.1	$54.4
Work in process	$4.5	$4.8
Finished goods	$62.3	$54.8
LIFO reserve	$(12.3)	$(10.4)

Total inventories	$108.6	$103.6
Deferred tax benefit	$5.2	$5.1
Other	$4.1	$5.5

Total current assets	$235.5	$219.6
Equity investments	$10.4	$11.3
Fixed assets	$456.0	$417.4
Less: Accumulated depreciation	$(304.0)	$(262.1)

Net fixed assets	$152.0	$155.3
Goodwill	$32.2	$29.2
Deferred tax benefit	$48.5	$35.2
Other assets	$14.1	$13.2

Total assets	$492.7	$463.8

Koppers Inc.

Condensed Consolidated Balance Sheet

(In millions except per share amounts)

	September 30, 2003 (Unaudited)	December 31, 2002
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$50.7	$67.8
Accrued liabilities	$55.0	$35.2
Revolving credit	$25.0	$31.3
Current portion of term loans	$12.2	$21.8

Total current liabilities	$142.9	$156.1
Long–term debt:
Revolving credit	$2.2	$1.9
Term loans	$64.1	$31.7
Senior Subordinated Notes due 2007	$175.0	$175.0

Total long-term debt	$241.3	$208.6
Other long-term reserves	$94.5	$71.4

Total liabilities	$478.7	$436.1
Common stock subject to redemption	$21.6	$23.1
Minority interest	$5.6	$5.4
Senior Convertible Preferred Stock, $.01 par value per share; 10.0 shares authorized; 2.3 shares issues in 2003 and 2002	—	—
Common stock, $.01 par value per share; 37.0 shares authorized, 2.8 shares issued in 2003 and 2002	—	—
Capital in excess of par value	$13.0	$12.9
Receivable from Director for purchase of common stock	$(0.6)	$(0.6)
Retained earnings	$29.6	$46.5
Accumulated other comprehensive loss:
Foreign currency translation adjustment	$(1.0)	$(14.6)
Minimum pension liability, net of tax	$(12.4)	$(12.4)

Total accumulated other comprehensive loss	$(13.4)	$(27.0)
Treasury stock, at cost, 2.0 shares in 2003 and 1.7 shares in 2002	$(41.8)	$(32.6)

Total liabilities and stockholders’ equity	$492.7	$463.8

Koppers Inc.

Condensed Consolidated Statement of Cash Flows

($ Millions)	Nine Months Ended September 30,
	2003	2002
	(Unaudited)
Cash provided by operating activities	$11.4	$30.8
Cash provided by (used in) investing activities:
Capital expenditures	$(9.9)	$(12.7)
Other	$0.7	$1.4

Net cash (used in) investing activities	$(9.2)	$(11.3)
Cash provided by (used in) financing activities:
Borrowings from revolving credit	$230.0	$178.0
Repayments of revolving credit	$(236.4)	$(167.0)
Borrowings from long-term debt	$75.0	—
Repayment of long-term debt	$(52.3)	$(11.4)
Payment of deferred financing costs	$(3.8)	—
Dividends paid	$(3.1)	$(9.8)
Purchases of common stock	$(9.1)	$(5.7)

Net cash provided by (used in) financing activities	$0.3	$(15.9)
Effect of exchange rates on cash	$1.2	$0.3

Net increase in cash	$3.7	$3.9
Cash and cash equivalents at beginning of period	$9.5	$5.2

Cash and cash equivalents at end of period	$13.2	$9.1

Koppers Inc.

Segment Information

(In Millions)	Quarter Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net sales:
Carbon Materials & Chemicals	$109.7	$110.8	$329.9	$306.8
Railroad & Utility products	$92.8	$87.4	$260.1	$248.3

Total	$202.5	$198.2	$590.0	$555.1
Percentage of net sales:
Carbon Materials & Chemicals	54.2%	55.9%	55.9%	55.3%
Railroad & Utility Products	45.8%	44.1%	44.1%	44.7%

Total	100.0%	100.0%	100.0%	100.0%
Gross margin (after depreciation and amortization):
Carbon Materials & Chemicals	15.9%	15.7%	14.2%	14.1%
Railroad & Utility Products	8.6%	10.6%	9.3%	9.5%

Total	12.2%	13.2%	11.7%	11.9%
Operating profit:
Carbon Materials & Chemicals	$8.6	$9.4	$18.8	$21.7
Railroad & Utility Products	$2.6	$5.6	$10.5	$13.3
All Other	$(0.6)	$(0.5)	$(1.9)	$(1.2)

Total	$10.6	$14.5	$27.4	$33.8